EXHIBIT 10.1(b)

AMENDMENT NO 1
TO THE
PEOPLES BANCORP INC. RETIREMENT SAVINGS PLAN

WHEREAS, Peoples Bancorp Inc. (the “Employer”) has adopted the Peoples Bancorp Inc. Retirement Savings Plan (the “Plan”) amended and restated effective January 1, 2011; and

WHEREAS, the Plan provides that it may be amended from time to time; and

WHEREAS, the Employer desires to amend the Plan in order to clarify provisions relating to Matching Contributions.

NOW, THEREFORE, the Plan is amended as follows:

1.	Effective January 1, 2012, Section 2.02 of the Plan shall be restated as follows:

The Employer will make Matching Contributions to the Matching Contribution Account of each Participant for whom a Section 401(k) Contribution is made during the Plan Year, excluding Catch-up Contributions, in accordance Section 3.05 below. Matching Contributions are allocated on a payroll basis, and reallocated on annual basis after each Plan Year end. The reallocation on an annual basis may result in an additional allocation made to the Participant's Matching Contribution Account for the applicable Plan Year determined by subtracting (b) from (a) below:

(a) The matching contribution formula set forth in Section 3.05 shall be determined by applying the amount of the Participant's Section 401(k) Contributions and Compensation credited to each eligible Participant for the entire Plan Year; and

(b) The matching contribution formula set forth in Section 3.05 shall be determined by applying the amount of the Participant's Section 401(k) Contributions and Compensation credited to each eligible Participant for each payroll period in the Plan Year.

IN WITNESS WHEREOF, this amendment shall be effective as set forth above.

PEOPLES BANCORP INC.

Date:	October 1, 2012	By:/s/	TYLER J. WILCOX
Tyler J. Wilcox

Vice President, Director of Human Resources